Digi International Reports Fourth Quarter 2005 Revenue Growth of 23.7% Over
Fourth Quarter 2004
Net Income and Earnings Per Share Growth of 18.6% over Fourth Quarter 2004
(Minneapolis, MN, November 3, 2005) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $36.2 million for the fourth fiscal quarter of 2005 compared to $29.3 million for the fourth fiscal quarter of 2004, an increase of $6.9 million, or 23.7%. Revenue for the quarter approached the upper end of management’s most recently announced guidance of $34 to $37 million.
Device Networking Solutions products, which include Rabbit®, NetSilicon and the device server product lines, contributed $17.0 million in revenue in the fourth quarter of fiscal 2005 compared to $10.4 million in the fourth quarter of fiscal 2004, an increase of 63.5%. Rabbit contributed $7.7 million in revenue in the fourth quarter of fiscal 2005. Revenue from Connectivity Solutions products was $19.2 million in the fourth fiscal quarter of 2005 compared to $18.9 million in the fourth quarter of fiscal 2004.
The gross profit margin in the fourth fiscal quarter of 2005 was 58.5% compared to 61.1% in the fourth fiscal quarter of 2004. The decline is primarily due to lower gross profit margins for the Rabbit® products.
Total operating expenses in the fourth fiscal quarter of 2005 were $16.2 million, or 44.8% of net sales, compared to $14.1 million, or 48.1% of net sales, in the fourth fiscal quarter of 2004. Operating expenses from Rabbit operations in the fourth quarter of fiscal 2005 were $2.6 million.
Operating income in the fourth fiscal quarter of 2005 was $5.0 million compared to $3.8 million in the fourth fiscal quarter of 2004, an increase of 30.4%.
Digi reported net income of $3.4 million for the fourth fiscal quarter of 2005, or $0.15 per diluted share, compared to $2.9 million, or $0.13 per diluted share, during the fourth fiscal quarter of 2004, an increase of 18.6%. Net income per diluted share of $0.15 met management’s previously announced guidance of $0.12 to $0.17.
For the twelve months ended September 30, 2005, revenue increased 12.6% to $125.2 million compared to $111.2 million in the twelve months ended September 30, 2004. Revenue from Device Networking Solutions products was $49.7 million for the full fiscal year 2005 compared to $37.7 million for fiscal 2004, or an increase of 31.9%. Rabbit contributed $10.6 million of revenue from the date of acquisition, May 26, 2005, through the end of fiscal year 2005. Connectivity Solutions revenue for the full fiscal year 2005 was $75.5 million compared to $73.5 million for fiscal 2004.

Digi International Reports Fourth Quarter and Fiscal 2005 Results — Page 2
Gross profit margin for the full fiscal year 2005 was 60.5% compared to 60.9% in fiscal 2004. Gross profit margin for the year decreased from the prior year, primarily as a result of sales of Rabbit® products with lower gross profit margins.
Total operating expenses for the full fiscal year 2005 were $58.7 million, or 46.9% of net sales, compared to $56.0 million, or 50.3% of net sales, in fiscal 2004. Acquisition-to-date operating expenses for Rabbit were $3.9 million, including $0.3 million of acquired in-process research and development expense.
Operating income for the twelve months ended September 30, 2005 increased 43.9% to $17.0 million compared to $11.8 million in the twelve months of the prior fiscal year.
Digi reported net income of $17.7 million, or $0.76 per diluted share, for the full fiscal year 2005, compared to fiscal 2004 net income of $8.7 million, or $0.39 per diluted share. During the second quarter of fiscal 2005, as a result of a settlement with the Internal Revenue Service on an audit of prior fiscal years, Digi recorded a reversal of $5.7 million of previously established tax reserves, equating to a $0.24 per diluted share positive impact. Excluding the impact of the favorable tax settlement and the in-process research and development charge associated with the Rabbit acquisition, Digi’s earnings per diluted share for the full fiscal year of 2005 would have been $0.52, or an increase of 33.3% over the full fiscal year of 2004 comparable diluted earnings per share.
Digi’s current ratio is 4.4 to 1, and the company has no debt other than debt associated with capital leases. Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, at the end of the fourth quarter was $50.2 million, an increase of $1.5 million from the end of the prior quarter and a $31.5 million decrease from the end of the prior fiscal year. Digi spent $53.7 million of cash on the Rabbit and FS Forth / Sistemas Embebidos acquisitions in fiscal 2005, net of cash acquired. Days sales outstanding (DSO) was at 33 days for the fiscal fourth quarter of 2005, compared to 34 days in the fiscal third quarter of 2005. Digi’s cash per share at September 30, 2005, defined as cash and cash equivalents and marketable securities divided by shares outstanding as of September 30, 2005 of 22,662,193, was $2.21. Tangible book value per share at September 30, 2005, defined as total stockholders’ equity less net identifiable intangible assets and goodwill divided by shares outstanding as of September 30, 2005 of 22,662,193, was $3.91. “Strong asset management and a healthy balance sheet remain high priorities for Digi,” said Kris Krishnan, Senior Vice-President and Chief Financial Officer.
Joe Dunsmore, Chairman, President and CEO of Digi, stated, “Robust growth from our USB, device server, and terminal server products, coupled with better than expected performance from the Rabbit core modules, more than offset the decline in the asynchronous and network interface card product lines to drive healthy top line growth for the year. More and more devices are being networked to bring more intelligence to the device level. Vending machines, pay-at-the-pump systems, and even fitness equipment are examples of this pervasive trend. Our company is at the epicenter of this movement, and we have a strong brand with the broadest commercial grade device networking product lineup in the industry.”

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Fourth Quarter Highlights
•	Digi achieved gold level in Microsoft Windows Embedded Partners Program when Microsoft recognized Digi’s subsidiary, Sistemas Embebidos, as best in class.

•	Digi added ARM7- and ARM9-Based Core Modules to their ConnectCore™ product line, which provide OEMs greater design flexibility.

•	Digi introduced the industry’s most secure 802.11b Wireless Device Server, the new Digi Connect Wi-SP, which becomes the first to feature WPA2 / 802.11i enterprise security.

•	Digi partnered with PetroCom to take remote site connectivity and management to the extreme in the Gulf of Mexico.

•	Rabbit Semiconductor, Inc. introduced RabbitSys Software, along with the New Rabbit® 4000 Microprocessor, the Color Touchscreen Application Kit, and the New RCM3750 10/100BASE-T Ethernet RabbitCore Module.

•	Digi added Broadcom Wi-Fi® Driver to NET+Works® Software Suite. This Broadcom driver with WPA enables secure Wi-Fi for embedded devices.
Third Quarter Highlights
•	Digi launched commercial-grade Watchport®/V2 second-generation USB camera, which becomes the ideal for cost-effective remote monitoring applications.

•	Digi announced PROFINET IO Stack Running on NET+Works® Development Kit. NetSilicon’s NET+Works environment enables IA equipment suppliers to address the emerging PROFINET market.

•	Digi acquired Rabbit Semiconductor, whose highly complementary product lines extend Digi’s leadership position in commercial grade device networking.

•	Digi entered partnership agreement with Daxten Europe. Daxten will distribute Digi products to the European Data Center Management Market.
Second Quarter Highlights
•	Digi announced the acquisition of FS Forth-Systeme GmbH and Sistemas Embebidos S.A., both leading providers of embedded modules and software for the rapidly expanding embedded networking market, thus creating the industry’s broadest range of ARM-based embedded networking solutions.

•	Digi launched industry’s first Serial-to-Wireless GSM EDGE gateway that connects remote serial devices via Cingular’s high-speed wireless GSM network.

•	NetSilicon, a unit of Digi International, released the NS9360 Microprocessor to production supported by new enhanced NET+Works® 6.2 Development Tools. The NS9360 processor reduces cost and provides superior device networking functionality.

•	Digi extended device networking expertise into core modules, creating the industry’s first network-optimized series of 32-bit core modules targeted for products including access control systems, point-of-sale systems, RFID readers, medical devices and instrumentation, networked displays, and much more.

•	Digi launched new wireless remote device networking products with the first intelligent high speed GSM EDGE gateway. The Digi Connect WAN GSM becomes the first gateway to offer a cost effective, truly diverse alternative to landline data connections by utilizing Cingular’s high-speed GSM-based GPRS/EDGE network for backup network connectivity.

Digi International Reports Fourth Quarter and Fiscal 2005 Results — Page 4
•	Digi becomes first to provide Federal Security Certification for a broad range of serial-to-ethernet products. Digi is the only manufacturer to offer NIST FIPS certification standard across terminal server, device server and embedded product lines.
First Quarter Highlights
•	Microsoft selected Digi for remote management of new MSN Search Server Farm. The Digi CM console server with patented RealPort and SAC support will enable MSN administrators to tackle problems at remote data centers.

•	Digi introduced the first interoperable device server, the Digi One® IAP, to provide seamless industrial protocol bridging, enabling MODBUS®, Allen-Bradley® and ASCII devices to fully interoperate.

•	Digi extended USB Plus series to include low profile card and compact box options. Digi enables powered USB deployment in smaller PC platforms and reduces space requirements for retail applications
First Fiscal Quarter 2006 and Full Year Guidance
For the first quarter of fiscal 2006, Digi expects revenue to be in the range of $34 million to $37 million. Digi expects first fiscal quarter 2006 earnings per diluted share to be in a range of $0.12 to $0.17.
For the full fiscal year, Digi forecasts fiscal 2006 revenues to be in a range of $150 million to $160 million, or an increase over fiscal 2005 revenues of 20% to 28%. Digi expects earnings per diluted share for fiscal year 2006 to be in a range of $0.60 to $0.70, or a growth of 15.4% to 35% over fiscal year 2005 earnings per diluted share, excluding the impact of the favorable tax settlement in 2005 and the impact of stock based compensation. Digi is required to adopt Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R) effective on October 1, 2005. Digi estimates today that stock-based compensation expense will impact the financial statements by approximately $0.07 per diluted share for the full fiscal year 2006. Digi estimates reported earnings per diluted share, including the impact of stock based compensation, to be in a range of $0.53 to $0.63.
Fourth Fiscal Quarter and Full Year 2005 Conference Call Details
Digi invites all those interested in hearing management’s discussion of the quarter to attend its fourth fiscal quarter call, scheduled for Thursday, November 3, 2005, at 4:00 p.m. CT, either by phone or the Web. Participants can access the call directly at (800) 833-9611. International participants may access the call by dialing (212) 748-2808. A replay will be available for one week following the call by dialing (800) 633-8284 for domestic participants or (402) 977-9140 for international participants and entering access code 21264539 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.

Digi International Reports Fourth Quarter and Fiscal 2005 Results — Page 5
About Digi International
Digi International, based in Minneapolis, makes device networking easy by developing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs).
Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates; rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2004 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Contact S. (Kris) Krishnan (952) 912-3125 s_krishnan@digi.com	Investors Contact John Nesbett/Erika Moran The Investor Relations Group New York, NY 212-825-3210

Digi International Reports Fourth Quarter and Fiscal 2005 Results — Page 6
Digi International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Net sales	$36,208	$29,274	$125,198	$111,226
Cost of sales	15,026	11,390	49,516	43,443

Gross profit	21,182	17,884	75,682	67,783

Operating expenses:
Sales and marketing	7,040	6,526	26,339	25,556
Research and development	4,681	4,200	16,531	17,159
General and administrative	2,818	2,035	10,005	8,064
Intangibles amortization	1,666	1,307	5,550	5,223
In-process research and development	—	—	300	—

Total operating expenses	16,205	14,068	58,725	56,002

Operating income	4,977	3,816	16,957	11,781
Other income, net	217	196	1,026	369

Income before income taxes	5,194	4,012	17,983	12,150
Income tax provision	1,773	1,127	318	3,487

Net income	$3,421	$2,885	$17,665	$8,663

Net income per common share, basic	$0.15	$0.13	$0.79	$0.41

Net income per common share, diluted	$0.15	$0.13	$0.76	$0.39

Weighted average common shares, basic	22,654	21,727	22,450	21,196

Weighted average common shares, diluted	23,210	22,539	23,371	22,031

Digi International Reports Fourth Quarter and Fiscal 2005 Results — Page 7
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$12,990	$19,528
Marketable securities	37,184	59,639
Accounts receivable, net	16,897	10,555
Inventories, net	18,527	11,231
Other	6,094	4,315

Total current assets	91,692	105,268

Marketable securities, long-term	—	2,500
Property, equipment and improvements, net	20,808	18,634
Identifiable intangible assets, net	26,342	14,417
Goodwill	38,675	5,816
Net deferred tax assets	—	3,013
Other	1,093	817

Total assets	$178,610	$150,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligation and short-term loan, current portion	$460	$—
Accounts payable	6,272	4,945
Accrued expenses	10,726	9,126
Income taxes payable	3,306	9,107

Total current liabilities	20,764	23,178

Capital lease obligation, net of current portion	1,135	—
Net deferred tax liabilities	3,174	208

Total liabilities	25,073	23,386

Total stockholders’ equity	153,537	127,079

Total liabilities and stockholders’ equity	$178,610	$150,465

Digi International Reports Fourth Quarter and Fiscal 2005 Results — Page 8
Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(Unaudited)

	Three months ended	Twelve months ended
	September 30, 2005	September 30, 2005
Operating activities:
Net income	$3,421	$17,665
Adjustments to reconcile net income to net cash provided by operating activities:
Acquired in-process research and development	—	300
Depreciation of property, equipment and improvements	585	2,295
Amortization of identifiable intangible assets and other assets	1,908	6,575
Tax benefit related to the exercise of stock options	68	2,113
Deferred income taxes	4,654	1,052
Other	(211)	(690)
Changes in operating assets and liabilities:
Accounts receivable	(781)	(2,730)
Inventories	(772)	(602)
Other assets	(27)	(736)
Accounts payable and accrued expenses	1,733	(147)
Income taxes payable	(3,763)	(7,039)

Total adjustments	3,394	391

Net cash provided by operating activities	6,815	18,056

Investing activities:
Settlement of held-to-maturity marketable securities, net	5,119	24,955
Business acquisitions, net of cash acquired	(28)	(53,693)
Purchase of property, equipment, improvements and certain other intangible assets	(557)	(1,329)

Net cash provided by (used in) investing activities	4,534	(30,067)

Financing activities:
Payments on line of credit	(24)	(1,274)
Payments on capital lease obligations	(105)	(142)
Borrowing on note payable	—	21,000
Payments on note payable	(5,000)	(21,000)
Proceeds from stock option plan transactions	186	5,600
Proceeds from employee stock purchase plan transactions	145	721

Net cash (used in) provided by financing activities	(4,798)	4,905

Effect of exchange rate changes on cash and cash equivalents	94	568

Net increase (decrease) in cash and cash equivalents	6,645	(6,538)
Cash and cash equivalents, beginning of period	6,345	19,528

Cash and cash equivalents, end of period	$12,990	$12,990